ITEM 3:  LEGAL PROCEEDINGS

     From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. See Note 17 of the Consolidated Financial Statements.

                           TITANIUM METALS CORPORATION

                           ANNUAL REPORT ON FORM 10-K
                            ITEMS 8, 14(a) and 14(d)

                   INDEX OF FINANCIAL STATEMENTS AND SCHEDULES

                                                                           Page
Financial Statements

  Report of Independent Accountants                                         F-1

  Consolidated Balance Sheets - December 31, 2001 and 2000                  F-2

  Consolidated Statements of Operations - Years ended
    December 31, 2001, 2000 and 1999                                        F-4

  Consolidated Statements of Comprehensive Income (Loss) - Years ended
    December 31, 2001, 2000 and 1999                                        F-5

  Consolidated Statements of Cash Flows - Years ended
    December 31, 2001, 2000 and 1999                                        F-6

  Consolidated Statements of Changes in Stockholders' Equity - Years ended
    December 31, 2001, 2000 and 1999                                        F-8

  Notes to Consolidated Financial Statements                                F-9


Financial Statement Schedules

   Report of Independent Accountants                                        S-1

   Schedule II - Valuation and qualifying accounts                          S-2





                                       F

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of Titanium Metals Corporation:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income (loss), of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Titanium Metals Corporation and Subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/PricewaterhouseCoopers LLP



Denver, Colorado
February 4, 2002

                           TITANIUM METALS CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2001 and 2000
                      (In thousands, except per share data)


ASSETS                                                                                   2001               2000
                                                                                   ----------------   ----------------
Current assets:
   Cash and cash equivalents                                                       $      24,500      $       9,796
   Accounts and other receivables, less
     allowance of $2,739 and $2,927                                                       83,347             75,913
   Receivable from related parties                                                         5,907              5,029
   Refundable income taxes                                                                   470                637
   Inventories                                                                           185,052            148,384
   Prepaid expenses and other                                                              9,026              8,049
   Deferred income taxes                                                                     385                397
                                                                                   ----------------   ----------------
       Total current assets                                                              308,687            248,205
                                                                                   ----------------   ----------------

Investment in joint ventures                                                              20,585             18,136
Preferred securities of Special Metals Corporation ("SMC")                                27,500             88,136
Property and equipment, net                                                              275,308            302,130
Goodwill, net                                                                             44,310             49,305
Other intangible assets, net                                                               9,836             13,258
Deferred income taxes                                                                         56             27,820
Other                                                                                     13,101             12,156
                                                                                   ----------------   ----------------

                                                                                   $     699,383      $     759,146
                                                                                   ================   ================

                           TITANIUM METALS CORPORATION

                           December 31, 2001 and 2000
                      (In thousands, except per share data)

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
                                                                                         2001               2000
                                                                                   ----------------   ----------------
Current liabilities:
   Notes payable                                                                   $       1,522      $      24,112
   Current maturities of long-term debt and capital lease obligations                        512              2,011
   Accounts payable                                                                       42,821             48,680
   Accrued liabilities                                                                    41,799             34,005
   Customer advance payments                                                              33,242              3,951
   Payable to related parties                                                              1,612              1,099
   Income taxes                                                                              746                852
   Deferred income taxes                                                                     106              1,132
                                                                                   ----------------   ----------------
       Total current liabilities                                                         122,360            115,842
                                                                                   ----------------   ----------------
Long-term debt                                                                            10,712             18,953
Capital lease obligations                                                                  8,598              8,642
Payable to related parties                                                                   953              1,332
Accrued OPEB cost                                                                         15,980             18,219
Accrued pension cost                                                                      23,690              5,361
Accrued environmental cost                                                                 3,262              3,262
Deferred income taxes                                                                      5,509              9,655
Accrued dividends on Convertible Preferred Securities                                       -                11,154
Other                                                                                        237                117
                                                                                   ----------------   ----------------
       Total liabilities                                                                 191,301            192,537
                                                                                   ----------------   ----------------

Minority interest - Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely
   subordinated debt securities ("Convertible Preferred Securities")                     201,241            201,250
Other minority interest                                                                    8,727              7,844

Stockholders' equity:
   Preferred stock $.01 par value; 1,000 shares authorized,
     none outstanding                                                                       -                  -
   Common stock, $.01 par value; 99,000 shares authorized,
     31,946 and 31,907 shares issued, respectively                                           319                319
   Additional paid-in capital                                                            350,514            350,078
   Retained (deficit) earnings                                                           (15,841)            25,925
   Accumulated other comprehensive income (loss)                                         (35,274)           (16,408)
   Treasury stock, at cost  (90 shares)                                                   (1,208)            (1,208)
   Deferred compensation                                                                    (396)            (1,191)
                                                                                   ----------------   ----------------
        Total stockholders' equity                                                       298,114            357,515
                                                                                   ----------------   ----------------
                                                                                   $     699,383      $     759,146
                                                                                   ================   ================

Commitments and contingencies (Note 17)

          See accompanying notes to consolidated financial statements.
                                      F-3

                           TITANIUM METALS CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                  Years ended December 31, 2001, 2000 and 1999
                      (In thousands, except per share data)

                                                                          2001              2000              1999
                                                                     --------------    --------------    -------------
Revenues and other income:
   Net sales                                                         $    486,935      $    426,798      $    480,029
   Equity in earnings (losses) of joint ventures                            2,515              (865)           (1,709)
   Other                                                                   79,210             8,377             4,952
                                                                     --------------    --------------    -------------
                                                                          568,660           434,310           483,272
                                                                     --------------    --------------    -------------

Costs and expenses:
   Cost of sales                                                          447,042           422,917           454,506
   Selling, general, administrative and development                        51,788            44,017            48,577
   Restructuring (income) charge                                             (220)            2,805             4,506
   Interest                                                                 4,060             7,704             7,093
   Other                                                                   61,519              -                2,328
                                                                     --------------    --------------    -------------
                                                                          564,189           477,443           517,010
                                                                     --------------    --------------    -------------
   Income (loss) before income taxes, minority
     interest and extraordinary item                                        4,471           (43,133)          (33,738)

Income tax expense (benefit)                                               31,112           (15,097)          (12,021)
Minority interest - Convertible Preferred Securities,
   net of tax in 2000 and 1999                                             13,850             8,710             8,667
Other minority interest, net of tax                                         1,275             1,283             1,006
                                                                     --------------    --------------    -------------

   Loss before extraordinary item                                         (41,766)          (38,029)          (31,390)

Extraordinary item, net of tax                                               -                 (873)             -
                                                                     --------------    --------------    -------------

   Net loss                                                          $    (41,766)     $    (38,902)     $    (31,390)
                                                                     ==============    ==============    =============

Basic and diluted loss per share:
   Before extraordinary item                                         $      (1.33)      $     (1.21)      $     (1.00)
   Extraordinary item                                                        -                 (.03)             -
                                                                     --------------    --------------    -------------

                                                                     $      (1.33)      $     (1.24)      $     (1.00)
                                                                     ==============    ==============    =============


Weighted average shares outstanding                                        31,496            31,373            31,371
                                                                     ==============    ==============    =============

          See accompanying notes to consolidated financial statements.
                                      F-4

                           TITANIUM METALS CORPORATION

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                  Years ended December 31, 2001, 2000 and 1999
                                 (In thousands)

                                                                          2001              2000             1999
                                                                     --------------    --------------   --------------
Net loss                                                             $    (41,766)     $    (38,902)    $    (31,390)

Other comprehensive (loss) income:
   Currency translation adjustment                                         (3,475)          (10,883)          (5,637)
   Pension liabilities adjustment, net of tax benefit
     (expense) of $4,834, $909, and $(260) in 2001,
     2000 and 1999, respectively                                          (15,391)           (1,688)             483
                                                                     --------------    --------------   --------------

                                                                          (18,866)          (12,571)          (5,154)
                                                                     --------------    --------------   --------------

   Comprehensive loss                                                $    (60,632)     $    (51,473)    $    (36,544)
                                                                     ==============    ==============   ==============


          See accompanying notes to consolidated financial statements.
                                      F-5

                           TITANIUM METALS CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 2001, 2000 and 1999
                                 (In thousands)

                                                                           2001             2000             1999
                                                                     --------------    --------------   --------------
Cash flows from operating activities:
   Net loss                                                          $    (41,766)     $    (38,902)    $    (31,390)
   Depreciation and amortization                                           40,134            41,942           42,693
   Noncash impairment charges:
     Equipment and joint ventures                                          10,840             3,467            2,328
     SMC convertible preferred securities                                  61,519              -                -
   Gain on sale of castings joint venture                                    -               (1,205)            -
   Extraordinary loss on early extinguishment
     of debt, net                                                            -                  873             -
   Equity in (earnings) losses of joint ventures, net of
     distributions                                                         (2,040)            1,710            3,730
   Deferred income taxes                                                   26,822           (17,245)            (464)
   Other minority interest                                                  1,275             1,283            1,006
   Other, net                                                               1,124               696            6,055
   Change in assets and liabilities:
     Receivables                                                           (7,953)           25,273           17,406
     Inventories                                                          (38,631)           37,026           23,598
     Prepaid expenses and other                                            (3,112)             (452)           3,137
     Accounts payable and accrued liabilities                               3,895            (1,751)         (24,919)
     Accrued restructuring charges                                           (592)             (974)          (5,042)
     Customer advance payments                                             29,291               (86)             768
     Income taxes                                                              98            10,386          (16,220)
     Accounts with related parties, net                                      (743)           (1,247)           2,409
     Accrued OPEB and pension costs                                        (4,288)           (4,256)            (411)
     Accrued dividends on SMC securities                                     -               (1,606)          (5,640)
     Accrued dividends on Convertible
       Preferred Securities                                               (10,043)           10,043             -
     Other, net                                                            (3,256)           (1,647)             499
                                                                     --------------    --------------   --------------
         Net cash provided by operating activities                         62,574            63,328           19,543
                                                                     --------------    --------------   --------------

Cash flows from investing activities:
   Capital expenditures                                                   (16,124)          (11,182)         (24,772)
   Proceeds from sale of castings joint venture                              -                7,000             -
   Proceeds from sale of fixed assets                                          31                38            2,900
   Other, net                                                                -                  (74)             209
                                                                     --------------    --------------   --------------
         Net cash used by investing activities                            (16,093)           (4,218)         (21,663)
                                                                     --------------    --------------   --------------

Cash flows from financing activities:
   Indebtedness:
     Borrowings                                                           537,884           364,214          111,900
     Repayments                                                          (569,569)         (434,257)         (99,284)
   Dividends paid                                                            -                 -              (3,764)
   Other, net                                                                 327              (635)            (289)
                                                                     --------------    --------------   --------------
         Net cash (used) provided by financing activities                 (31,358)          (70,678)           8,563
                                                                     --------------    --------------   --------------

         Net cash provided (used)                                    $     15,123      $    (11,568)    $      6,443
                                                                     ==============    ==============   ==============

                           TITANIUM METALS CORPORATION

                  Years ended December 31, 2001, 2000 and 1999
                                 (In thousands)

                                                                          2001              2000             1999
                                                                     --------------    --------------   --------------
Cash and cash equivalents:
   Net increase (decrease) from:
     Operating, investing and financing activities                   $     15,123      $    (11,568)    $      6,443
     Currency translation                                                    (419)              693           (1,236)
                                                                     --------------    --------------   --------------
                                                                           14,704           (10,875)           5,207
   Cash at beginning of year                                                9,796            20,671           15,464
                                                                     --------------    --------------   --------------

   Cash at end of year                                               $     24,500      $      9,796     $     20,671
                                                                     ==============    ==============   ==============

Supplemental disclosures:
   Cash paid for:
     Interest, net of amounts capitalized                            $      3,065      $      7,642     $      6,669
     Convertible Preferred Securities dividends                      $     23,893      $      3,333     $     13,332
     Income taxes, net                                               $      4,192      $       -        $        148

   Noncash investing and financing activities:
     Capital lease obligations of $517 were incurred during 2001 related to equipment



          See accompanying notes to consolidated financial statements.
                                       F-7

                           TITANIUM METALS CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years ended December 31, 2001, 2000 and 1999
                                 (In thousands)

                                                                          Accumulated Other
                                                                            Comprehensive
                                                                            Income (Loss)
                                                 Additional Retained  -------------------------
                                 Common  Common   Paid-in   Earnings   Currency      Pension    Treasury   Deferred
                                 Shares  Stock    Capital   (Deficit) Translation  Liabilities   Stock   Compensation   Total
                                 ------- ------- ---------- --------- ----------- ------------- -------- ------------ ----------
Balance at December 31, 1998     31,369  $  315  $ 347,972  $ 99,981  $    5,600  $     (4,283) $(1,208) $      -     $ 448,377
  Comprehensive income (loss)      -        -         -      (31,390)     (5,637)          483     -            -       (36,544)
  Dividends paid ($.12 per share)  -        -         -       (3,764)       -             -        -            -        (3,764)
  Other, net                          2     -           12      -           -             -        -            -            12
                                 ------- ------- ---------- --------- ----------- ------------- -------- ------------ ----------

Balance at December 31, 1999     31,371     315    347,984    64,827         (37)       (3,800)  (1,208)        -       408,081
  Comprehensive income (loss)      -        -         -      (38,902)    (10,883)       (1,688)    -            -       (51,473)
  Long-term incentive plan stock
    awards, net of cancellations    444       4      1,936      -           -             -        -          (1,940)      -
  Amortization of deferred
    compensation                   -        -         -         -           -             -        -             749        749
  Other                               2     -          158      -           -             -        -            -           158
                                 ------- ------- ---------- --------- ----------- ------------- -------- ------------ ----------

Balance at December 31, 2000     31,817     319    350,078    25,925     (10,920)       (5,488)  (1,208)      (1,191)   357,515
  Comprehensive income (loss)      -        -         -      (41,766)     (3,475)      (15,391)    -            -       (60,632)
  Issuance of common stock           80       1        580      -           -             -        -            -           581
  Stock award cancellations         (41)     (1)      (321)     -           -             -        -             322       -
  Amortization of deferred
    compensation                   -        -         -         -           -             -        -             473        473
  Other                            -        -          177      -           -             -        -            -           177
                                 ------- ------- ---------- --------- ----------- ------------- -------- ------------ ----------

Balance at December 31, 2001     31,856  $  319  $ 350,514  $(15,841) $  (14,395) $    (20,879) $(1,208) $      (396) $ 298,114
                                 ======= ======= ========== ========= =========== ============= ======== ============ ==========


          See accompanying notes to consolidated financial statements.
                                       F-8

                           TITANIUM METALS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of significant accounting policies

     Principles of consolidation. The accompanying consolidated financial statements include the accounts of Titanium Metals Corporation ("TIMET") and its majority-owned subsidiaries (collectively, the "Company"). All material intercompany transactions and balances have been eliminated.

     Cash  and  cash  equivalents.   Cash  equivalents   include  highly  liquid
investments with original maturities of three months or less.

     Inventories and cost of sales. Inventories include material, labor and overhead and are stated at the lower of cost or market. Approximately one-half of inventories are costed using the last-in, first-out ("LIFO") method with the balance primarily stated using an average cost method.

     Investments. The Special Metals Corporation, ("SMC") convertible preferred securities held by the Company are carried at estimated fair value. These securities are not marketable and, accordingly, quoted market prices are unavailable. The amount the Company ultimately recovers from its investment in SMC, if any, could vary significantly from estimated fair value. The SMC securities are presently classified as "available-for-sale" securities with unrealized gains and losses included in stockholders' equity, unless an unrealized loss is deemed to be other than temporary, in which case it will be charged to earnings. Investment securities are periodically reviewed for impairment considering the extent to which fair value is below the carrying amount, the duration of the decline and the financial health and prospects of the issuer. Prior to December 31, 2001, the securities were classified as "held-to-maturity" and reported at cost. See Note 4.

     Investments in 20% to 50%-owned joint ventures are accounted for by the equity method. Differences between the Company's investment in joint ventures and its proportionate share of the joint ventures' reported equity are amortized based upon the respective useful lives of the assets to which the differences relate, which is generally over not more than 15 years.

     Intangible assets and amortization. Goodwill, representing the excess of cost over the fair value of individual net assets acquired in business combinations accounted for by the purchase method, is amortized using the straight-line method over 15 years and is stated net of accumulated amortization of $24.2 million and $19.7 million at December 31, 2001 and 2000, respectively. Patents and other intangible assets, except intangible pension assets, are amortized using the straight-line method over the periods expected to be benefited, generally seven to nine years. The Company periodically assesses the amortization period and recoverability of the carrying amount of goodwill and other intangible assets and the effects of revisions are reflected in the period they are determined to be necessary.

     Property, equipment and depreciation. Property and equipment are recorded at cost and depreciated principally on the straight-line method over the estimated useful lives of 15 to 40 years for buildings and three to 25 years for machinery and equipment. Capitalized software costs are amortized over the software's estimated useful life, generally three to five years. Maintenance, repairs and minor renewals are expensed as incurred and included in cost of sales. Major improvements are capitalized and depreciated over the estimated period to be benefited. Interest costs related to major, long-term capital projects are capitalized as a component of construction costs and were $1.0 million in 2000 and $1.3 million in 1999. No interest was capitalized during 2001.

     Generally, when events or changes in circumstances indicate that the carrying amount of long-lived assets, including property and equipment, may not be recoverable, the Company prepares an evaluation comparing the carrying amount of the assets to the undiscounted expected future cash flows of the assets or asset group. If this comparison indicates that the carrying amount is not recoverable, the amount of the impairment would typically be calculated using discounted expected future cash flows or appraised values. All relevant factors are considered in determining whether an impairment exists.

     During 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, which standard is effective retroactive to January 1, 2001. SFAS No. 144, which supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, retains the fundamental provisions with respect to the recognition and measurement of long-lived asset impairment but does not apply to goodwill and other intangible assets. However, SFAS No. 144 provides expanded guidance with respect to appropriate cash flows to be used to determine whether recognition of any long-lived asset impairment is required, and if required how to measure the amount of the impairment. SFAS No. 144 also requires that any net assets to be disposed of by sale be reported at the lower of carrying value or fair value less cost to sell, and expands the reporting of discontinued operations to include any component of an entity with operations and cash flows that can be clearly distinguished from the rest of the entity. The adoption of SFAS No. 144 had no material effect on the Company's results of operations, consolidated financial position or liquidity.

     Stock-based compensation. The Company has elected the disclosure alternative prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, and to account for the Company's stock-based employee compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees and its various interpretations. Under APB No. 25, no compensation cost is generally recognized for fixed stock options for which the exercise price is not less than the market price of the Company's common stock on the grant date.

     Employee benefit plans. Accounting and funding policies for retirement plans and postretirement benefits other than pensions ("OPEB") are described in
Note 15.

     Research and development. Research and development expense, which includes activities directed toward expanding the use of titanium and titanium alloys in all market sectors, is recorded as selling, general, administrative and development expense and totaled $2.6 million in each of 2001 and 2000 and $2.5 million in 1999. Related engineering and experimentation costs associated with ongoing commercial production are recorded as cost of sales.

     Advertising costs. Advertising costs, which are not significant, are expensed as incurred.

     Shipping and handling costs. Shipping and handling costs are included in cost of sales.

     Self Insurance. The Company is self insured for certain losses relating to workers' compensation claims, employee medical benefits, environmental, product and other liabilities. The Company maintains certain stop loss and other insurance to reduce its exposure and provides accruals for estimates of known liabilities and incurred but not reported claims. See Note 17.

     Income taxes. Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities, including investments in subsidiaries not included in TIMET's consolidated U.S. tax group. The Company periodically reviews its deferred tax assets to determine if future realization is more likely than not and a change in the valuation allowance is recorded in the period it is determined to be necessary. See Note 14.

     Translation of foreign currencies. Assets and liabilities of subsidiaries whose functional currency is deemed to be other than the U.S. dollar are translated at year-end rates of exchange, and revenues and expenses are translated at average exchange rates prevailing during the year. Resulting translation adjustments are accumulated in the currency translation adjustments component of other comprehensive income (loss). Currency transaction gains and losses are recognized in income currently and were a net gain of $.1 million in 2001 and net losses of $1.1 million in 2000 and $1.2 million in 1999.

     Revenue recognition. Sales revenue is generally recognized when the Company has certified that its product meets the related customer specifications, products have been shipped, and title and substantially all the risks and rewards of ownership pass to the customer. The Company believes that its revenue recognition policies are in compliance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements.

     Derivatives and hedging activities. The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, effective January 1, 2001. SFAS No. 133 establishes accounting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, all derivatives are recognized as either assets or liabilities and are measured at fair value. The accounting for changes in fair value of derivatives depends upon the intended use of the derivative, and such changes are recognized either in net income or other comprehensive income. As permitted by the transition requirements of SFAS No. 133, as amended, the Company has exempted from the scope of SFAS No. 133 all host contracts containing embedded derivatives that were issued or acquired prior to January 1, 1999. The Company was not a party to any significant derivative or hedging instrument covered by SFAS No. 133 during 2001 or at December 31, 2001, and the adoption of SFAS No. 133 had no material effect on the Company's results of operations, consolidated financial position or liquidity.

     Fair value of financial instruments. Carrying amounts of certain of the Company's financial instruments including, among others, cash and cash equivalents, accounts receivable, accrued compensation, and other accrued liabilities approximate fair value because of their short maturities. The
Company's bank debt reprices with changes in market interest rates and, accordingly, the carrying amount of such debt is believed to approximate market value.

     The convertible preferred securities of SMC held by the Company are not marketable and, accordingly, quoted market prices are unavailable. The Company has estimated the fair value of these securities to be approximately $27.5 million at December 31, 2001. However, the amount the Company ultimately realizes from this investment could vary significantly from estimated fair value. See Note 4.

     Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Estimates are used in accounting for, among other things, allowances for uncollectible accounts, inventory allowances, environmental accruals, self-insurance accruals, deferred tax valuation allowances, loss contingencies, fair values of financial instruments, the determination of discount and other rate assumptions for pension and postretirement employee benefit costs, asset impairments, restructuring accruals and other special items. Actual results may, in some instances, differ from previously estimated amounts. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period they are determined to be necessary.

     Reclassification. Certain prior year amounts have been reclassified to conform to the current year presentation.

     Accounting principles not yet adopted. In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, Goodwill and Other Intangible Assets. The Company will adopt SFAS 142 effective January 1, 2002. Under SFAS 142, goodwill will not be amortized on a periodic basis, but instead will be subject to a two-step impairment test to be performed on at least an annual basis. The Company anticipates adoption of this standard will reduce its amortization expense commencing on January 1, 2002; however, impairment reviews may also result in future periodic write-downs. The Company will complete its initial goodwill impairment analysis under the new standard during 2002, with the completion of the first step by June 30, 2002. If any goodwill impairment under the new standard is determined to exist, such impairment would be recognized as a cumulative effect of a change in accounting principle no later than December 31, 2002, as provided by the transition requirements of SFAS No.
142. For the year ended December 31, 2001, the Company recorded amortization expense of approximately $4.5 million relating to its goodwill. The Company, at this time, cannot reasonably estimate the impact of SFAS 142 on its financial statements. However, it is possible that SFAS 142 could result in the determination that goodwill or other intangible assets are impaired and result in a material charge in 2002.

     In 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 would be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. The Company is still studying this standard to determine, among other things, whether it has any asset retirement obligations that are covered under the scope of SFAS No. 143, and the effect, if any, to the Company of adopting this standard has not yet been determined. The Company will implement SFAS No. 143 no later than January 1, 2003.

     Impact of recent events including September 11, 2001. On September 11, 2001, the United States was the target of terrorist attacks that had a significant adverse effect on the global economy and commercial aerospace industry. The Company estimates that approximately two-thirds of its sales revenue in 2001 was derived from this sector and, accordingly, the Company expects to see a substantial near-term decline in its business.

     The Company also understands that a significant portion of SMC's sales are to the commercial aerospace industry and, therefore, SMC's business may be adversely impacted by the terrorist attacks. SMC notified the Company in October 2001 of its intention to again defer payment of dividends on the SMC convertible preferred securities held by the Company effective with the dividend due on October 28, 2001. The Company believes such dividends are likely to be deferred indefinitely. The Company believes SMC has a significant amount of debt relative to its near term potential earnings and cash flow and that a refinancing and/or restructuring of its capital, or some portion thereof, is necessary. SMC has indicated that it may violate certain bank covenants early in 2002 and that it is considering strategic and financial options, including efforts to restructure and/or modify the terms of its debt agreements. Such efforts include negotiations with the Company to modify the terms of the SMC convertible preferred securities held by the Company and/or exchange, in whole or in part, such preferred securities for common stock, other securities or other assets.

     Accordingly, during the fourth quarter of 2001, the Company undertook an assessment of the impact of these events and any potential charges that might be appropriate for asset impairments, increases in valuation allowances and other similar items. As a result of such assessment, the Company recorded a pre-tax impairment charge related to its investment in SMC of $61.5 million (see Note 4) and increased its deferred tax valuation allowance related to previously recorded U.S. net deferred tax assets resulting in a charge of $12.3 million (see Note 14). The Company's assessment identified no other impairments at December 31, 2001, however, see discussion of SFAS No. 142 under Accounting principles not yet adopted.

Note 2 - Segment information

     The Company is a vertically integrated producer of titanium sponge, melted products and a variety of mill products for aerospace, industrial and other applications. In addition to mill and melted products, the Company sells certain products it collectively refers to as "Other", such as sponge which is not suitable for internal consumption, titanium tetrachloride and fabricated titanium assemblies. The Company's production facilities are located principally in the United States, United Kingdom and France, and its products are sold throughout the world. These worldwide integrated activities comprise the "Titanium melted and mill products" segment, the Company's only segment in 2001 and 2000, and its principal segment in 1999. In 1999, the "Other" segment consisted of the Company's investment in nonintegrated joint ventures, which have been either sold or charged off due to an asset impairment.

     Sales, gross margin, operating income (loss), inventory and receivables are the key management measures used to evaluate segment performance, both including and excluding the effect of special items. Segment operating income (loss) is defined as income (loss) before income taxes and minority interest, exclusive of interest expense and certain general corporate income and expense items.

                                                                              Years Ended December 31,
                                                               -------------------------------------------------------
                                                                    2001                2000               1999
                                                               ----------------    ---------------    ----------------
                                                                    ($ in thousands, except selling price data)
Operating Segments:
  Net sales:
    Titanium melted and mill products:
      Mill product net sales                                   $     363,257       $    326,319       $     376,200
      Melted product net sales                                        64,063             47,366              35,500
      Other                                                           59,615             53,113              68,329
                                                               ----------------    ---------------    ----------------
                                                               $     486,935       $    426,798       $     480,029
                                                               ================    ===============    ================
  Gross margin:
    Titanium melted and mill products                          $      39,892       $      3,881       $      25,523
    Other                                                               -                  -                   -
                                                               ----------------    ---------------    ----------------
                                                               $      39,892       $      3,881       $      25,523
                                                               ================    ===============    ================
  Operating income (loss):
    Titanium melted and mill products                          $      64,480       $    (41,715)      $     (27,746)
    Other                                                                 -                  65              (3,687)
                                                               ----------------    ---------------    ----------------
                                                                      64,480            (41,650)            (31,433)
  Dividends and interest income                                        5,460              6,154               6,034
  General corporate income (expense), net                            (61,409)                67              (1,246)
  Interest expense                                                    (4,060)            (7,704)             (7,093)
                                                               ----------------    ---------------    ----------------
  Income (loss) before income taxes, minority
    Interest and extraordinary item                            $       4,471       $    (43,133)      $     (33,738)
                                                               ================    ===============    ================
  Mill product shipments:
    Volume (metric tons)                                              12,180             11,370              11,400
    Average price ($ per Kilogram)                             $       29.80       $      28.70       $       33.00

  Melted product shipments:
    Volume (metric tons)                                               4,415              3,470               2,500
    Average price ($ per Kilogram)                             $       14.50       $      13.65       $       14.20

                                      F-15

                                                                              Year Ended December 31,
                                                               -------------------------------------------------------
                                                                     2001                2000               1999
                                                               ----------------    ---------------    ----------------
                                                                                   (In thousands)
Depreciation and amortization:
  Titanium melted and mill products                            $      40,134       $     41,942       $      42,693
                                                               ================    ===============    ================
Capital expenditures:
  Titanium melted and mill products                            $      16,124       $     11,182       $      24,771
  Other                                                                 -                  -                      1
                                                               ----------------    ---------------    ----------------
                                                               $      16,124       $     11,182       $      24,772
                                                               ================    ===============    ================
Equity in earnings (losses) of joint ventures:
  Titanium melted and mill products                            $       2,515       $       (865)      $         549
  Other                                                                 -                  -                 (2,258)
                                                               ----------------    ---------------    ----------------
                                                               $       2,515       $       (865)      $      (1,709)
                                                               ================    ===============    ================
Accounts receivable:
  Titanium melted and mill products                            $      83,347       $     75,913       $     105,654
  Other                                                                 -                  -                    550
                                                               ----------------    ---------------    ----------------
                                                               $      83,347       $     75,913       $     106,204
                                                               ================    ===============    ================
Inventories:
  Titanium melted and mill products                            $     185,052       $    148,384       $     191,599
  Eliminations                                                          -                  -                    (64)
                                                               ----------------    ---------------    ----------------
                                                               $     185,052       $    148,384       $     191,535
                                                               ================    ===============    ================
Investment in joint ventures:
  Titanium melted and mill products                            $      20,585       $     18,136       $      21,143
  Other                                                                 -                  -                  5,795
                                                               ----------------    ---------------    ----------------
                                                               $      20,585       $     18,136       $      26,938
                                                               ================    ===============    ================
Total assets:
  Titanium melted and mill products                            $     699,383       $    759,146       $     876,760
  Other                                                                 -                  -                  6,345
                                                               ----------------    ---------------    ----------------
                                                               $     699,383       $    759,146       $     883,105
                                                               ================    ===============    ================

                                                                              Year Ended December 31,
                                                               -------------------------------------------------------
                                                                    2001                2000               1999
                                                               ----------------    ---------------    ----------------
                                                                                   (In thousands)
Geographic segments:
  Net sales - point of origin:
    United States                                              $    399,708        $    345,370       $    365,652
    United Kingdom                                                  139,210             139,599            160,765
    Other Europe                                                     70,079              74,432             89,433
    Eliminations                                                   (122,062)           (132,603)          (135,821)
                                                               ----------------    ---------------    ----------------
                                                               $    486,935        $    426,798       $    480,029
                                                               ================    ===============    ================
  Net sales - point of destination:
    United States                                              $    247,410        $    234,350       $    239,797
    Europe                                                          188,729             163,661            203,858
    Other                                                            50,796              28,787             36,374
                                                               ----------------    ---------------    ----------------
                                                               $    486,935        $    426,798       $    480,029
                                                               ================    ===============    ================
  Long-lived assets - property and equipment, net:
    United States                                              $    208,069        $    227,994       $    246,744
    United Kingdom                                                   62,463              69,212             81,607
    Other Europe                                                      4,776               4,924              5,414
                                                               ----------------    ---------------    ----------------
                                                               $    275,308        $    302,130       $    333,765
                                                               ================    ===============    ================

     Export sales from U.S. based operations approximated $37 million in 2001, $24 million in 2000 and $35 million in 1999.

     During the past three years, the Company recorded pre-tax restructuring and other special charges (income) to segment operating income (loss). See Note 13.

Note 3 - Investment in joint ventures

                                                                                             December 31,
                                                                                --------------------------------------
                                                                                      2001                 2000
                                                                                -----------------    -----------------
                                                                                           (In thousands)

Joint ventures:
   VALTIMET                                                                     $      20,214        $      17,719
   Other                                                                                  371                  417
                                                                                -----------------    -----------------

                                                                                $      20,585        $      18,136
                                                                                =================    =================

     VALTIMET SAS ("VALTIMET") is a manufacturer of welded stainless steel, copper, nickel and titanium tubing with operations in the United States, France and China. At December 31, 2001, VALTIMET was owned 43.7% by TIMET, 51.3% by Valinox Welded, a French manufacturer of welded tubing, and 5% by Sumitomo Metals Industries, Ltd., a Japanese manufacturer of steel products. For the years ended December 31, 2001, 2000 and 1999, VALTIMET reported sales of approximately $80 million, $67 million and $71 million, respectively, and net income of $4.3 million, a net loss of $.2 million and net income of $.5 million, respectively. As of year-end 2001 and 2000, VALTIMET reported total assets of $62.0 million and $66.9 million, respectively, and equity of $35.5 million and $28.8 million, respectively. At December 31, 2001 the unamortized net difference between the Company's carrying amount of its investment in VALTIMET and its proportionate share of VALTIMET's net assets was approximately $5.3 million, and is principally attributable to the difference between the carrying amount and fair value of fixed assets initially contributed by TIMET. This difference is being amortized over 15 years and reduces (increases) the amount of equity in earnings (losses) that the Company reports related to its investment in VALTIMET.

     In 1998, the Company completed a series of strategic transactions with Wyman-Gordon Company ("Wyman-Gordon"). The principal components were (i) the Company exchanged certain of its titanium castings assets and $5 million in cash for Wyman-Gordon's Millbury, Massachusetts vacuum arc re-melting facility, which produced titanium ingot, (ii) Wyman-Gordon and the Company combined their respective titanium castings businesses into a new joint venture, Wyman-Gordon Titanium Castings LLC, 80% owned by Wyman-Gordon and 20% by the Company and
(iii) the Company and Wyman-Gordon entered into a contract pursuant to which the Company expects to be the principal supplier of titanium material to Wyman-Gordon through 2007. The Company accounted for the castings business/melting facility transaction at fair value, which approximated the $18 million net carrying value of the assets exchanged, and, accordingly, recognized no gain on the transaction. The Company accounted for its interest in the castings joint venture by the equity method. Early in 2000, the Company sold its interest in the castings joint venture to Wyman-Gordon for approximately $7 million and recorded a pretax gain of approximately $1.2 million.

     TIMET's strategy for developing new markets and uses for titanium has included providing funds to third parties to potentially prove out new uses for titanium. Other joint ventures in 2001 and 2000 consist primarily of investments in outside providers of certain testing services. In 1999, the Company recorded a $2.3 million special charge to earnings associated with the write-downs of the Company's investment in certain of these start-up joint ventures.

Note 4 - Preferred securities of Special Metals Corporation

     The Company has invested $80 million in non-voting convertible preferred securities of Special Metals Corporation, a U.S. manufacturer of wrought nickel-based superalloys and special alloy long products. The convertible preferred securities accrue dividends at the annual rate of 6.625%, are mandatorily redeemable in April 2006 and are convertible into SMC common stock at $16.50 per share. SMC's common stock is traded on NASDAQ under the symbol "SMCX" and had a quoted market price on December 31, 2001 of $2.58 per share. From October 1998 through December 1999, dividends on the preferred securities were deferred by SMC. In April 2000, SMC resumed current dividend payments of $1.3 million each quarter; however, dividends and interest in arrears due the Company were not paid. As of December 31, 2000, accrued dividends and interest due the Company were approximately $8.1 million. On October 11, 2001, the Company was notified by SMC of its intention to again defer the payment of dividends effective with the dividend due on October 28, 2001.

     The SMC convertible preferred securities are not marketable and, accordingly, quoted market prices are unavailable. The Company understands that a significant portion of SMC's sales are to the commercial aerospace industry, and, therefore, SMC's business may be adversely impacted by the terrorist attacks of September 11, 2001. The Company believes SMC's dividends on its convertible preferred securities are likely to be deferred indefinitely. The Company believes SMC has a significant amount of debt relative to its near term potential earnings and cash flow and that a refinancing and/or restructuring of its capital, or some portion thereof, is necessary. SMC has indicated that it may violate certain bank covenants early in 2002 and that it is considering strategic and financial options, including efforts to restructure and/or modify the terms of certain debt agreements. Such efforts include negotiations with the Company to modify the terms of the SMC convertible preferred securities held by the Company and/or exchange, in whole or in part, such convertible preferred securities for common stock, other securities or other assets.

     Because of these and other factors, the Company undertook an assessment in the fourth quarter of 2001, with the assistance of an outside expert, of its investment in SMC. That assessment indicated that it was unlikely that the Company would recover its then existing carrying amount, including accrued dividends and interest, of the SMC preferred securities in accordance with the securities' contractual terms and that an other than temporary decline in the fair value of its investment had occurred. The estimate of fair value of these securities requires significant judgment and considered a number of factors, including, but not limited to, the financial health and prospects of the issuer and market yields of comparable securities. The Company recorded a $61.5 million pre-tax impairment charge in the fourth quarter of 2001 to reduce the carrying amount of this investment, including accrued dividends and interest, to an estimated fair value of $27.5 million. The amount the Company ultimately recovers from its investment in SMC, if any, could vary significantly from estimated fair value.

Note 5 - Inventories

                                                                                             December 31,
                                                                                --------------------------------------
                                                                                      2001                 2000
                                                                                -----------------    -----------------
                                                                                           (In thousands)
Raw materials                                                                   $     43,863         $     31,127
Work-in-process                                                                       94,709               74,631
Finished products                                                                     54,074               53,685
Supplies                                                                              13,476               14,991
                                                                                -----------------    -----------------
                                                                                     206,122              174,434
Less adjustment of certain
  inventories to LIFO basis                                                           21,070               26,050
                                                                                -----------------    -----------------

                                                                                $    185,052         $    148,384
                                                                                =================    =================

Note 6 - Intangible and other noncurrent assets

                                                                                             December 31,
                                                                               ---------------------------------------
                                                                                     2001                  2000
                                                                               ------------------    -----------------
                                                                                           (In thousands)

Intangible assets:
  Patents                                                                      $      13,405         $      13,521
  Covenants not to compete                                                             8,353                 8,500
                                                                               ------------------    -----------------
                                                                                      21,758                22,021
  Less accumulated amortization                                                       15,120                12,452
                                                                               ------------------    -----------------
                                                                                       6,638                 9,569
  Intangible pension assets                                                            3,198                 3,689
                                                                               ------------------    -----------------
                                                                               $       9,836         $      13,258
                                                                               ==================    =================
Other noncurrent assets:
  Deferred financing costs                                                     $       8,212         $       9,194
  Notes receivable from officers                                                         163                   544
  Prepaid pension cost                                                                 4,006                 1,359
  Other                                                                                  720                 1,059
                                                                               ------------------    -----------------
                                                                               $      13,101         $      12,156
                                                                               ==================    =================

Note 7 - Property and equipment, net

                                                                                             December 31,
                                                                               ---------------------------------------
                                                                                       2001                  2000
                                                                               ------------------    -----------------
                                                                                           (In thousands)
Land                                                                           $       6,138         $       6,158
Buildings                                                                             36,574                37,593
Information technology systems                                                        55,112                54,426
Manufacturing and other                                                              300,315               305,856
Construction in progress                                                              11,631                 8,811
                                                                               ------------------    -----------------
                                                                                     409,770               412,844
Accumulated depreciation                                                            (134,462)             (110,714)
                                                                               ------------------ -- -----------------
                                                                               $     275,308         $     302,130
                                                                               ==================    =================

     In 2001, the Company recorded $10.8 million in special charges to cost of sales for the impairment of certain equipment located in Millbury, Massachusetts, which was acquired from Wyman-Gordon in 1998. The Company completed studies of the potential uses of this equipment in the foreseeable future as well as the economic viability of those alternatives, resulting in the determination that the equipment's undiscounted future cash flows could no longer support its carrying value. The loss on impairment represents the difference between the equipment's estimated fair value, as determined through a third-party appraisal, and its previous carrying amount.

     In 2000, the Company recorded $3.5 million in special charges to cost of sales for the impairment of certain equipment.

Note 8 - Accrued liabilities

                                                                                             December 31,
                                                                                --------------------------------------
                                                                                      2001                 2000
                                                                                -----------------    -----------------
                                                                                           (In thousands)
OPEB cost                                                                       $       2,969        $       3,129
Pension cost                                                                              555                1,251
Accrued profit sharing                                                                  6,077                  980
Other employee benefits                                                                14,616               14,140
Deferred income                                                                           325                2,558
Environmental costs                                                                       654                  818
Restructuring costs                                                                       198                1,012
Accrued tungsten costs                                                                  2,743                 -
Taxes, other than income                                                                4,867                3,593
Accrued dividends on Convertible Preferred Securities                                   1,111                 -
Other                                                                                   7,684                6,524
                                                                                -----------------    -----------------

                                                                                $      41,799        $      34,005
                                                                                =================    =================

     In 1999, the Company had customer orders for approximately $16 million of titanium ingot for which the customer had not yet determined the final mill product specifications. At the customer's request, the Company manufactured the ingots and stored the material at the Company's facilities. As agreed with the customer, the customer was billed for and took title to the ingots in 1999; however, the Company retained an obligation to convert the ingots into mill products in the future. Accordingly, the revenue and cost of sales on this product were not recognized in 1999. Approximately $2.5 million and $13.4 million of this deferred income was recognized during 2001 and 2000, respectively. As of December 31, 2001, pretax income of approximately $.1 million from the remaining material stored at the Company's facilities has been deferred until the related sale is recorded.

Note 9 - Notes payable, long-term debt and capital lease obligations

                                                                                            December 31,
                                                                               ---------------------------------------
                                                                                     2001                  2000
                                                                               ------------------    -----------------
                                                                                           (In thousands)
Notes payable:
  U.S. credit agreement                                                        $          30         $      19,893
  European credit agreements                                                           1,492                 4,219
                                                                               ------------------    -----------------
                                                                               $       1,522         $      24,112
                                                                               ==================    =================
Long-term debt:
  Bank credit agreement - U.K.                                                 $      10,712         $      20,263
  Other                                                                                  172                   514
                                                                               ------------------    -----------------
                                                                                      10,884                20,777
  Less current maturities                                                                172                 1,824
                                                                               ------------------    -----------------
                                                                               $      10,712         $      18,953
                                                                               ==================    =================

Capital lease obligations                                                      $       8,938         $       8,829
  Less current maturities                                                                340                   187
                                                                               ------------------    -----------------
                                                                               $       8,598         $       8,642
                                                                               ==================    =================

     Long-term bank credit agreements. In 2000, the Company completed a new $125 million, U.S. asset-based revolving credit agreement replacing its previous U.S. bank credit facility. Borrowings under this facility are limited to a formula-determined borrowing base derived from the value of accounts receivable, inventory and equipment ("borrowing availability"). This facility requires the Company's U.S. daily cash receipts to be used to reduce outstanding borrowings, which may then be reborrowed, subject to the terms of the agreement. Interest generally accrues at rates that vary from LIBOR plus 2% to LIBOR plus 2.5%. Borrowings are collateralized by substantially all of the Company's U.S. assets. The credit agreement prohibits the payment of dividends on TIMET's Convertible Preferred Securities if excess availability is less than $25 million, limits additional indebtedness, prohibits the payment of dividends on the Company's common stock if excess availability is less than $40 million, requires compliance with certain financial covenants and contains other covenants customary in lending transactions of this type. Excess availability is defined as borrowing availability less certain contractual commitments such as letters of credit. At December 31, 2001, excess availability was $115 million. The Company's U.S. credit agreement allows the lender to modify the borrowing base formulas at its discretion, subject to certain conditions. In the event the lender exercised this discretion, such event could have a significant adverse effect on the Company's borrowing availability. Borrowings outstanding under this U.S. facility are classified as a current liability. Unused borrowing availability under this agreement at December 31, 2001 was approximately $117 million. The credit agreement expires in February 2003; however, the Company is currently negotiating with its lender to extend the maturity date of this agreement on substantially similar terms.

     The Company's subsidiary, TIMET UK, has a credit agreement that includes a revolving and term loan facility and an overdraft facility (the "U.K.
facilities"). During 2000, aggregate borrowing capacity under the U.K. facilities was increased from (pound)18 million to (pound)30 million. Borrowings under the U.K. facilities can be in various currencies including U.S. dollars, British pounds and euros, accrue interest at rates that vary from LIBOR plus 1% to LIBOR plus 1.25% and are collateralized by substantially all of TIMET UK's assets. The U.K. facilities require the maintenance of certain financial ratios and amounts and other covenants customary in lending transactions of this type. The U.K. overdraft facility is subject to annual review in February of each year and was extended in February 2002. The U.K. facilities expire in February 2005. As of December 31, 2001, the outstanding balance of the U.K. facilities was approximately $11 million with unused borrowing availability of approximately $31 million.

     The Company also has overdraft and other credit facilities at certain of its other European subsidiaries. These facilities accrue interest at various rates, are payable on demand and have a combined outstanding balance of $1.5 million as of December 31, 2001. Unused borrowing availability as of December 31, 2001 under these facilities was approximately $14 million.

     Borrowings under the above U.S. and U.K. credit agreements in 2000 were used to repay the $58 million in then-outstanding borrowings under the Company's prior U.S. credit agreement, which was terminated. In 2000, the deferred financing costs associated with the previous U.S. facility were written off and reflected as an extraordinary item of $.9 million after taxes, or $.03 per share.

     The weighted average interest rate on borrowings outstanding under U.S., U.K. and other European credit agreements at December 31, 2001 was 5.25%, 3.56% and 3.54%, respectively.

     Capital lease obligations. Certain of the Company's U.K. production facilities are under thirty year leases expiring in 2026. The U.K. rentals are subject to adjustment every five years based on changes in certain published price indices. TIMET has guaranteed TIMET UK's obligations under its leases. The Company's French subsidiary, TIMET Savoie, leases certain machinery and equipment from Compagnie Europeenne du Zirconium-CEZUS, S.A. ("CEZUS") (the 30% minority shareholder) under a ten year agreement expiring in 2006. Assets held under capital leases included in buildings were $8.5 million and $8.7 million, and assets included in equipment were $1.5 million and $1.0 million at December 31, 2001 and 2000, respectively. The related aggregate accumulated depreciation was $2.4 million and $1.9 million at December 31, 2001 and 2000, respectively.

     Aggregate maturities of long-term debt and capital lease obligations:

                                                                                    Capital             Long-term
                                                                                     Leases                Debt
                                                                                -----------------    -----------------
                                                                                           (In thousands)
Years ending December 31,
   2002                                                                         $       1,174        $         172
   2003                                                                                 1,156                 -
   2004                                                                                 1,085               10,712
   2005                                                                                   953                 -
   2006                                                                                   914                 -
   2007 and thereafter                                                                 16,348                 -
   Less amounts representing interest                                                 (12,692)                -
                                                                                -----------------    -----------------

                                                                                $       8,938        $      10,884
                                                                                =================    =================

Note 10 - Minority interest

     Convertible Preferred Securities. In November 1996, TIMET Capital Trust I (the "Trust"), a wholly-owned subsidiary of TIMET, issued $201 million of 6.625% Company-obligated mandatorily redeemable convertible preferred securities and $6 million of common securities. TIMET holds all of the outstanding common securities of the Trust. The Trust used the proceeds from such issuance to purchase from the Company $207 million principal amount of TIMET's 6.625% convertible junior subordinated debentures due 2026 (the "Subordinated Debentures"). TIMET's guarantee of payment of the Convertible Preferred Securities (in accordance with the terms thereof) and its obligations under the Trust documents constitute, in the aggregate, a full and unconditional guarantee by the Company of the Trust's obligations under the Convertible Preferred Securities. The sole assets of the Trust are the Subordinated Debentures. The Convertible Preferred Securities represent undivided beneficial ownership interests in the Trust, are entitled to cumulative preferred distributions from the Trust of 6.625% per annum, compounded quarterly, and are convertible, at the option of the holder, into TIMET common stock at the rate of 1.339 shares of common stock per Convertible Preferred Security (an equivalent price of $37.34 per share), for an aggregate of approximately 5.4 million common shares if fully converted.

     The Convertible Preferred Securities mature December 2026 and do not require principal amortization. The Convertible Preferred Securities are redeemable at the Company's option, currently at approximately 104% of the principal amount declining to 100% subsequent to December 2006. The Company's U.S. credit agreement prohibits the payment of dividends on these securities if excess availability, as determined under the agreement, is less than $25 million. In April 2000, the Company exercised its right to defer future dividend payments on the Convertible Preferred Securities for a period of up to 10 quarters (subject to possible further extension for up to an additional 10 quarters), although interest continued to accrue at the coupon rate on the principal and unpaid dividends. During the second quarter of 2001, the Company resumed payment of dividends on these securities and made the scheduled payment of $3.3 million due on June 1, 2001. The Company also paid the previously deferred aggregate dividends of $13.9 million on that date. Based on limited trading data, the fair value of the Convertible Preferred Securities was approximately $70 million at December 31, 2001.

     Dividends on the Convertible Preferred Securities are reported in the Consolidated Statements of Operations as minority interest, net of allocable income tax benefits in 2000 and 1999. In 2001, such dividends also reflect changes in related valuation allowances. Accrued dividends on the Convertible Preferred Securities are reflected as current liabilities in the consolidated balance sheet at December 31, 2001.

     Other. Other minority interest relates principally to TIMET Savoie, a 70% owned consolidated French subsidiary. This amount is reflected as minority interest on the Company's Consolidated Balance Sheet. The Company has the right to purchase from Compagnie Europeene du Zirconium-CEZUS, S.A. ("CEZUS"), the holder of the remaining 30% interest, CEZUS' interest in TIMET Savoie for 30% of TIMET Savoie's equity determined under French accounting principles, or approximately $8.9 million as of December 31, 2001. CEZUS has the right to sell its interest in TIMET Savoie to the Company for 30% of TIMET Savoie's registered capital, or approximately $.7 million as of December 31, 2001.

Note 11 - Stockholders' equity

     Preferred stock. The Company is authorized to issue one million shares of preferred stock. The Board of Directors determines the rights of preferred stock as to, among other things, dividends, liquidation, redemption, conversions, and voting rights.

     Common stock. The Company's U.S. credit agreement, as amended, prohibits the payment of common stock dividends, except under specified conditions (see
Note 9).

     Restricted stock and common stock options. The Company's 1996 Long-Term Performance Incentive Plan (the "Incentive Plan") provides for the discretionary grant of restricted common stock, stock options, stock appreciation rights and other incentive compensation to officers and other key employees of the Company. Options generally vest over five years and expire ten years from date of grant.

     During 2000, the Company awarded 467,500 shares of TIMET restricted common stock, under the Incentive Plan, to certain officers and employees. No shares were awarded during 2001. The restrictions on the stock grants lapse ratably on an annual basis over a five-year period. Since holders of restricted stock have all of the rights of other common stockholders, subject to forfeiture unless certain periods of employment are completed, all such shares of restricted stock are considered to be currently issued and outstanding. During 2001, 41,000 shares of restricted stock were forfeited. The market value of the restricted stock awards was approximately $2.0 million on the date of grant ($4.375 per share), and this amount has been recorded as deferred compensation, a separate component of stockholders' equity. The Company amortizes deferred compensation to expense on a straight-line basis for each tranche of the award over the period during which the restrictions lapse. Compensation expense recognized by the Company related to restricted stock awards was $.5 million in 2001 and $.7 million in 2000.

     Additionally, a separate plan (the "Director Plan") provides for annual grants to eligible non-employee directors of options to purchase 5,000 shares of the Company's common stock (1,500 prior to 1999) at a price equal to the market price on the date of grant and to receive, as partial payment of director fees, annual grants of 1,000 shares of common stock (500 shares prior to 2001). Options granted to eligible directors vest in one year and expire ten years from date of grant (five year expiration for grants prior to 1998).

     The weighted average remaining life of options outstanding at December 31, 2001 was 6.1 years (2000 - 7.2 years). At December 31, 2001, 2000 and 1999, options to purchase approximately 896,000, 662,000 and 431,000 shares, respectively, were exercisable at average exercise prices of $23.80, $25.75 and $25.85, respectively. Options to purchase 294,000 shares become exercisable in 2002. In February 2001, the Director Plan was amended to authorize an additional 200,000 shares for future grants under such plan. At December 31, 2001, approximately 1.2 million shares and .2 million shares were available for future grant under the Incentive Plan and the Director Plan, respectively.

     The following table summarizes information about the Company's stock options.

                                                                          Amount
                                                                          payable          Weighted        Weighted
                                                        Exercise           upon           average        average fair
                                                        price per         exercise         exercise        value at
                                         Shares           share         (thousands)         price         grant date
                                     -------------    -------------    -------------    -------------    -------------
Outstanding at December 31, 1998       1,217,700      $23.00-35.31     $   34,686       $    28.48

Granted:
  At market                              433,000         7.38-7.97          3,445             7.96       $     3.98
  Above market                           206,000         8.97-9.97          1,951             9.47             3.59
Canceled                                (118,500)       7.97-35.31         (3,023)           25.51
                                     -------------    -------------    -------------    -------------

Outstanding at December 31, 1999       1,738,200       $7.38-35.31     $   37,059       $    21.32

Granted:
  At market                               25,000              3.94             98             3.94       $     1.99
  Above market                           250,000        7.00-11.00          2,150             8.60             1.53
Canceled                                (361,700)       7.97-35.31         (7,285)           20.14
                                     -------------    -------------    -------------    -------------

Outstanding at December 31, 2000       1,651,500      $3.94-$35.31     $   32,022       $     9.39

Granted:
  At market                               30,000        3.60-14.21            362            12.07       $     8.11
  Above market                              -               -                -                -
Canceled                                (148,402)       7.97-35.31         (2,427)           16.35
                                     -------------    -------------    -------------    -------------

Outstanding at December 31, 2001       1,553,098       $3.60-35.31     $   29,957       $    19.54
                                     =============    =============    =============    =============

     Weighted average fair values of options at grant date were estimated using the Black-Scholes model and assumptions listed below.

                                                                    2001                2000               1999
                                                               ----------------    ----------------   ----------------
Assumptions at date of grant:
  Expected life (years)                                                 7                   6                  6
  Risk-free interest rate                                            3.44%               4.95%              5.14%
  Volatility                                                           68%                 45%                45%
  Dividend yield                                                        0%                  0%                 0%


     Had stock-based compensation cost been determined based on the estimated fair values of options granted and recognized as compensation expense over the vesting period of the grants in accordance with SFAS No. 123, the Company's net loss and loss per share would have been increased in 2001 by $1.9 million and $.06 per share, respectively, in 2000 by $2.0 million and $.06 per share, respectively, and in 1999 by $3.1 million and $.10 per share, respectively.

Note 12 - Other income and other expense

                                                                                   Years Ended December 31,
                                                                         ----------------------------------------------
                                                           Reference         2001            2000             1999
                                                         ------------    -------------    ------------    -------------
                                                                                         (In thousands)
Other income:
  Dividends and interest income                                          $    5,460       $    6,154      $    6,034
  Boeing settlement, net                                   Note 17           73,000 (1)         -               -
  Gain on sale of castings joint venture                   Note 3              -               1,205            -
  Foreign exchange gain (loss)                                                   92           (1,085)         (1,235)
  Gain on termination of UTSC agreement                    Note 16             -               2,000            -
  Other                                                                         658              103             153
                                                                         -------------    ------------    -------------

                                                                         $   79,210       $    8,377      $    4,952
                                                                         =============    ============    =============

Other expense:
  Impairment of investment in SMC                          Note 4        $   61,519       $     -         $     -
  Impairment of investment in joint ventures               Note 3              -                -              2,328
                                                                         -------------    ------------    -------------

                                                                         $   61,519       $     -         $    2,328
                                                                         =============    ============    =============

--------------------------------------------------------------------------------
(1) The Boeing settlement includes cash received from Boeing at settlement of $82.0 million less legal fees of $9.0 million. Additionally, $6.2 million in related employee incentive compensation was recorded as a component of selling, general administrative and development expense.

Note 13 - Restructuring and special charges

     In 2000 and 1999, the Company implemented plans designed to address then-current market and operating conditions, which resulted in recognizing $2.8 million and $4.5 million of restructuring charges in 2000 and 1999, respectively. During 2000, the Company terminated approximately 170 people, primarily in its manufacturing operations, as part of its restructuring plans. The 1999 plan included the disposition of one plant and termination of an aggregate of 100 people, or approximately 4% of TIMET's worldwide workforce prior to the 1999 restructuring. The components of the 2000 and 1999 restructuring charges are summarized in the following table.

                                                          2000 Plan                           1999 Plan
                                              ----------------------------------   ---------------------------------
                                                           Segment                             Segment
                                              ----------------------------------   ---------------------------------
                                                 Titanium                             Titanium
                                                  Melted                               Melted
                                                 and Mill                             And Mill
                                                 Products            Other            Products            Other
                                              ---------------    ---------------   ---------------    --------------
                                                                          (In millions)
Property and equipment                        $    0.3           $    -            $    0.3           $    -
Disposition of German subsidiary                   0.1                -                 2.0                -
Pension and OPEB costs, net                        -                  -                (0.1)               -
Personnel severance and benefits                   2.6                -                 2.5                -
Other exit costs, principally
  related to leased facilities                    (0.2)               -                 -                 (0.2)
                                              ---------------    ---------------   ---------------    --------------

                                              $    2.8           $    -            $    4.7           $   (0.2)
                                              ===============    ===============   ===============    ==============

     Substantially all of the property and equipment charges relate to items sold, scrapped or abandoned. Depreciation of equipment temporarily idled but not impaired was not suspended. The disposition of the German subsidiary was completed in the second quarter of 2000. The pension and OPEB costs relate to actuarial valuations of accelerated defined benefits of employees terminated and curtailment of pension and OPEB liabilities.

     Payments applied against the accrued costs related to the 2000 plan were $.5 million and $2.6 million during 2001 and 2000, respectively. Payments applied against the accrued costs related to the 1999 plan were $.1 million and $.7 million during 2001 and 2000, respectively.

     At December 31, 2001, the remaining balance of accrued restructuring costs related to the 2000 and 1999 plans was $.2 million, consisting of approximately $.1 million under each plan related to personnel severance and benefits for terminated employees. The Company expects to pay the remaining balance of the accrued costs under the 2000 and 1999 restructuring plans by mid-2002.

     In 2001, the Company recorded income of $.2 million related to the 2000 plan for revisions to estimates of the previously established restructuring accruals.

     The following table summarizes pre-tax restructuring and special charges (income) recorded by the Company during the past three years:

                                                                                   Year ended December 31,
                                                                        -----------------------------------------------
                                                          Reference          2001             2000             1999
                                                        ------------    -------------    -------------    -------------
                                                                                        (In thousands)
Restructuring items                                                     $     (220)      $    2,805       $     4,506
Special items:
  Boeing settlement, net                                 Note 17           (66,818) (1)        -                 -
  Impairment charges:
    Property and equipment                               Note 7             10,840            3,467              -
    Joint ventures                                       Note 3               -                -                2,328
  Environmental remediation charge                       Note 17              -               3,262              -
  Tungsten inclusion charge                              Note 17             3,269             -                 -
  Termination of UTSC agreement                          Note 16              -              (2,000)             -
                                                                        -------------    -------------    -------------

Net total - operating income                                               (52,929)           7,534             6,834

Impairment of investment in SMC                          Note 4             61,519             -                 -
Gain on sale of castings joint venture                   Note 3               -              (1,205)             -
                                                                        -------------    -------------    -------------

Net total - other expense (income)                                          61,519           (1,205)             -
                                                                        -------------    -------------    -------------

Net total - pre-tax charges                                             $    8,590       $    6,329       $     6,834
                                                                        =============    =============    =============

--------------------------------------------------------------------------------
(1) The Boeing settlement includes cash received from Boeing at settlement of $82.0 million less legal fees of $9.0 million and related employee incentive compensation of $6.2 million.

Note 14 - Income taxes

     Summarized in the following table are (i) the components of income (loss) before income taxes and minority interest ("pre-tax income (loss)"), (ii) the difference between the income tax expense (benefit) attributable to pre-tax income (loss) and the amounts that would be expected using the U.S. federal statutory income tax rate of 35%, (iii) the components of the income tax expense (benefit) attributable to pre-tax income (loss) and (iv) the components of the comprehensive tax provision (benefit).

                                                                              Year ended December 31,
                                                               -------------------------------------------------------
                                                                    2001                2000               1999
                                                               ----------------    ----------------   ----------------
                                                                                   (In thousands)
Pre-tax income (loss):
  U.S.                                                         $    (6,719)        $   (42,830)       $   (30,485)
  Non-U.S.                                                          11,190                (303)            (3,253)
                                                               ----------------    ----------------   ----------------

                                                               $     4,471         $   (43,133)       $   (33,738)
                                                               ================    ================   ================

Expected income tax expense (benefit), at 35%                  $     1,565         $   (15,097)       $   (11,809)
Non-U.S. tax rates                                                     521               1,121                893
U.S. state income taxes, net                                           307                   8             (1,705)
Dividends received deduction                                        (1,110)             (1,367)            (1,382)
Export sales credit                                                   (462)               -                  -
Adjustment of deferred tax valuation allowance                      30,102                  49              1,869
Other, net                                                             189                 189                113
                                                               ----------------    ----------------   ----------------

                                                               $    31,112         $   (15,097)       $   (12,021)
                                                               ================    ================   ================
Income tax expense (benefit):
  Current income taxes (benefit):
     U.S.                                                      $       787         $      (548)       $   (11,225)
     Non-U.S.                                                        3,503               2,696               (332)
                                                               ----------------    ----------------   ----------------
                                                                     4,290               2,148            (11,557)
                                                               ----------------    ----------------   ----------------
  Deferred income taxes (benefit):
     U.S.                                                           26,061             (15,612)            (1,850)
     Non-U.S.                                                          761              (1,633)             1,386
                                                               ----------------    ----------------   ----------------
                                                                    26,822             (17,245)              (464)
                                                               ----------------    ----------------   ----------------

                                                               $    31,112         $   (15,097)       $   (12,021)
                                                               ================    ================   ================
Comprehensive tax provision (benefit) allocable to:
  Pre-tax income (loss)                                        $    31,112         $   (15,097)       $   (12,021)
  Minority interest - Convertible Preferred Securities                -                 (4,675)            (4,666)
  Extraordinary item                                                  -                   (470)              -
  Stockholders' equity, including amounts allocated
     to other comprehensive income                                  (4,834)             (1,057)               205
                                                               ----------------    ----------------   ----------------

                                                               $    26,278         $   (21,299)       $   (16,482)
                                                               ================    ================   ================

                                                                                  December 31,
                                                           -----------------------------------------------------------
                                                                      2001                            2000
                                                           ----------------------------    ---------------------------
                                                             Assets        Liabilities       Assets       Liabilities
                                                           ------------    ------------    -----------    ------------
                                                                                 (In millions)
Temporary differences relating to net assets:
  Inventories                                              $     0.3       $    (6.6)      $     0.4      $    (5.2)
  Property and equipment, including software                     -             (25.6)            -            (30.0)
  Accrued OPEB cost                                              9.0             -               9.7            -
  Accrued liabilities and other deductible differences          33.1             -              12.3            -
  Other taxable differences                                      -              (9.5)            -             (8.2)
Tax loss and credit carryforwards                               31.5             -              40.4            -
Valuation allowance                                            (37.4)            -              (1.9)           -
                                                           ------------    ------------    -----------    ------------
Gross deferred tax assets (liabilities)                         36.5           (41.7)           60.9          (43.4)
Netting                                                        (36.1)           36.1           (32.7)          32.7
                                                           ------------    ------------    -----------    ------------
Total deferred taxes                                             0.4            (5.6)           28.2          (10.7)
Less current deferred taxes                                      0.4            (0.1)            0.4           (1.1)
                                                           ------------    ------------    -----------    ------------
Net noncurrent deferred taxes                              $     -         $    (5.5)      $    27.8      $    (9.6)
                                                           ============    ============    ===========    ============

     The Company periodically reviews its deferred tax assets to determine if future realization is more-likely-than-not. During 2001, the Company increased its deferred tax valuation allowance by $35.5 million to offset deferred tax benefits related to net U.S. deferred tax assets, primarily net operating loss and minimum tax credit carryforwards and certain capital losses that did not meet the "more-likely-than-not" recognition criteria. This included a fourth quarter 2001 charge of $12.3 million to increase the deferred tax asset valuation allowance related to U.S. net deferred tax assets recorded as of September 30, 2001. This charge included $8.6 million as a component of income tax expense and $3.7 million as a component of Minority interest - Convertible Preferred Securities. Additionally, the Company determined that it would not recognize a deferred tax benefit related to U.S. losses commencing in the fourth quarter of 2001, and continuing for an uncertain period of time. Accordingly, the Company provided a deferred tax valuation allowance of $23.2 million related to U.S. net deferred tax assets arising from its fourth quarter 2001 operating results. There were no material increases to the Company's valuation allowance during 2000.

     At December 31, 2001, the Company had, for U.S. federal income tax purposes, net operating loss ("NOL") carryforwards of approximately $64.5 million that expire in 2020. At December 31, 2001, the Company had alternative minimum tax ("AMT") credit carryforwards of approximately $5.6 million, which can be utilized to offset regular income taxes payable in future years. The AMT credit carryforward has an indefinite carryforward period. At December 31, 2001, the Company had the equivalent of a $6.6 million NOL carryforward in the United Kingdom and a $2.1 million NOL carryforward in Germany, both of which have indefinite carryforward periods.

Note 15 - Employee benefit plans

     Variable compensation plans. The majority of the Company's total worldwide employees, including a significant portion of its domestic hourly employees, participate in compensation programs which provide for variable compensation based upon the financial performance of the Company and, in certain circumstances, the individual performance of the employee. In 2002, the Company authorized an employee incentive compensation payment for 2001. The cost of these plans was $7.2 million, $.9 million and $1.0 million in 2001, 2000 and 1999, respectively.

     Defined contribution plans. All of the Company's domestic hourly and salaried employees (60% of worldwide employees at December 31, 2001) are eligible to participate in contributory savings plans with partial matching employer contributions. In addition, the Company makes matching contributions based on the Company's annual return on equity for approximately 80% of eligible employees. Approximately 42% of the Company's total employees at December 31, 2001 also participate in a defined contribution pension plan with employer contributions based upon a fixed percentage of the employee's eligible earnings. The cost of these pension and savings plans approximated $2.8 million for 2001 and $2.0 million for each of 2000 and 1999.

     Defined benefit pension plans. The Company maintains contributory and noncontributory defined benefit pension plans covering the majority of its European employees and a minority of its domestic workforce. Defined pension benefits are generally based on years of service and compensation, and the related expense is based upon independent actuarial valuations. The Company's funding policy for U.S. plans is to annually contribute amounts satisfying the funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Non-U.S. defined benefit pension plans are funded in accordance with applicable statutory requirements. The U.S. defined benefit pension plans were closed to new participants prior to 1996, and benefit levels have been frozen. The U.K. defined benefit plan was closed to new participants in 1996, and benefit levels have been frozen.

     The rates used in determining the actuarial present value of benefit obligations at December 31, 2001 were (i) discount rates - 6.0% to 7.0% (6.0% to 7.25% at December 31, 2000), (ii) rates of increase in future compensation levels - 2.0% to 3.0% (2.0% to 3.0% at December 31, 2000) and (iii) expected long-term rates of return on assets - 6.0% to 9.0% (6.0% to 9.0% at December 31, 2000). The benefit obligations are sensitive to changes in these estimated rates, and actual results may differ from the obligations noted below. At December 31, 2001, the assets of the plans are primarily comprised of government obligations, corporate stocks and bonds. The funded status of the Company's defined benefit pension plans is set forth in the following table.

                                                                                      Year ended December 31,
                                                                               ---------------------------------------
                                                                                     2001                  2000
                                                                               ------------------    -----------------
                                                                                           (In thousands)
Change in projected benefit obligations:
  Balance at beginning of year                                                 $     153,280         $     148,688
  Service cost                                                                         3,657                 3,768
  Interest cost                                                                        9,534                 9,182
  Plan amendments                                                                       -                      917
  Curtailment gain                                                                      -                      (38)
  Actuarial loss                                                                       6,050                 6,700
  Benefits paid                                                                       (8,743)               (8,528)
  Change in currency exchange rates                                                   (2,110)               (7,409)
                                                                               ------------------    -----------------

       Balance at end of year                                                  $     161,668         $     153,280
                                                                               ==================    =================

Change in plan assets:
  Fair value at beginning of year                                              $     149,687         $     156,636
  Actual return on plan assets                                                        (9,830)                3,099
  Employer contribution                                                                6,267                 5,936
  Plan participants' contributions                                                       737                   759
  Benefits paid                                                                       (8,743)               (8,528)
  Change in currency exchange rates                                                   (2,356)               (8,215)
                                                                               ------------------    -----------------

       Fair value at end of year                                               $     135,762         $     149,687
                                                                               ==================    =================

Funded status:
  Plan assets under projected benefit obligations                              $     (25,906)        $      (3,593)
   Unrecognized:
     Actuarial loss                                                                   34,407                 6,777
     Prior service cost                                                                3,198                 3,689
                                                                               ------------------    -----------------

       Total prepaid pension cost                                              $      11,699         $       6,873
                                                                               ==================    =================

Amounts recognized in balance sheets:
  Intangible pension asset                                                     $       3,198         $       3,689
  Noncurrent prepaid pension cost                                                      4,006                 1,359
  Current pension liability                                                             (555)               (1,251)
  Noncurrent pension liability                                                       (23,690)               (5,361)
  Accumulated other comprehensive income                                              28,740                 8,437
                                                                               ------------------    -----------------
                                                                               $      11,699         $       6,873
                                                                               ==================    =================

     Selected information related to the Company's defined benefit pension plans that have accumulated benefit obligations in excess of fair value of plan assets are presented below.

                                                                                            December 31,
                                                                               ---------------------------------------
                                                                                     2001                  2000
                                                                               ------------------    -----------------
                                                                                           (In thousands)
Projected benefit obligation                                                   $     161,668         $      63,611
Accumulated benefit obligation                                                 $     156,001         $      63,361
Fair value of plan assets                                                      $     135,762         $      57,242


     The components of the net periodic defined benefit pension cost are set forth below.

                                                                               Year ended December 31,
                                                               -------------------------------------------------------
                                                                    2001                2000               1999
                                                               ----------------    ----------------   ----------------
                                                                                   (In thousands)
Service cost benefits earned                                   $       2,919       $       3,768      $       4,053
Interest cost on projected benefit obligations                         9,534               9,182              8,939
Expected return on plan assets                                       (11,737)            (11,907)           (10,650)
Net amortization                                                         732                 342                120
                                                               ----------------    ----------------   ----------------

  Net pension expense                                          $       1,448       $       1,385      $       2,462
                                                               ================    ================   ================

     Postretirement benefits other than pensions. The Company provides certain postretirement health care and life insurance benefits to certain of its domestic employees upon retirement. The Company funds such benefits as they are incurred, net of any contributions by the retirees. Under plans currently in effect, a majority of TIMET's active domestic employees would become eligible for these benefits if they reach normal retirement age while working for TIMET. These plans have been revised to discontinue employer-paid health care coverage for future retirees once they become Medicare-eligible.

     The components of the periodic OPEB cost and change in the accumulated OPEB obligations are set forth below. The plan is unfunded and contributions to the plan during the year equal benefits paid. The rates used in determining the actuarial present value of the accumulated OPEB obligations at December 31, 2001 were (i) discount rate - 7.00% (2000 - 7.25%), (ii) rate of increase in health care costs for the following period - 11.15% (2000 - 8.9%) and (iii) ultimate health care trend rate (achieved in 2010) - 5.25% (2000 - 6.0 %). If the health care cost trend rate were increased by one percentage point for each year, OPEB expense would have increased approximately $.2 million in 2001, and the actuarial present value of accumulated OPEB obligations at December 31, 2001 would have increased approximately $2.5 million. A one-percentage point decrease would have a similar, but opposite, effect. The accrued OPEB cost is sensitive to changes in these estimated rates and actual results may differ from the obligations noted below.

                                                                                            December 31,
                                                                               ---------------------------------------
                                                                                     2001                  2000
                                                                               ------------------    -----------------
                                                                                           (In thousands)
Actuarial present value of accumulated OPEB obligations:
  Balance at beginning of year                                                 $      22,757         $      24,186
  Service cost                                                                           271                   176
  Interest cost                                                                        1,686                 1,709
  Amendments                                                                            -                      364
  Actuarial loss                                                                       2,499                   402
  Curtailment gain                                                                      -                     (443)
  Benefits paid, net of participant contributions                                     (3,968)               (3,637)
                                                                               ------------------    -----------------
  Balance at end of year                                                              23,245                22,757
Unrecognized net actuarial loss                                                       (5,518)               (3,056)
Unrecognized prior service credits                                                     1,222                 1,647
                                                                               ------------------    -----------------
Total accrued OPEB cost                                                               18,949                21,348
Less current portion                                                                   2,969                 3,129
                                                                               ------------------    -----------------

  Noncurrent accrued OPEB cost                                                 $      15,980         $      18,219
                                                                               ==================    =================

                                                                                 Year ended December 31,
                                                                     -------------------------------------------------
                                                                         2001              2000              1999
                                                                     --------------    --------------    -------------
                                                                                      (In thousands)
Service cost benefits earned                                         $        271      $        176      $        252
Interest cost on accumulated OPEB obligations                               1,686             1,709             1,577
Curtailment gain                                                             -                 (443)             (115)
Net amortization and deferrals                                               (203)             (324)             (364)
                                                                     --------------    --------------    -------------

  Net OPEB expense                                                   $      1,754      $      1,118      $      1,350
                                                                     ==============    ==============    =============

Note 16 - Related party transactions

     During 1999, Tremont Corporation ("Tremont") exercised an option to purchase approximately two million shares of TIMET common stock, and at December 31, 2001, Tremont held approximately 39% of TIMET's outstanding common stock. During 1999, the Combined Master Retirement Trust ("CMRT"), a trust formed by Valhi, Inc. ("Valhi") to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies, purchased shares of TIMET common stock in market transactions; however, as of December 31, 2001, the CMRT had fully divested of all TIMET common stock. At December 31, 2001, subsidiaries of Valhi held an aggregate of approximately 80% of Tremont's outstanding common stock, and Contran Corporation ("Contran") held, directly or through subsidiaries, approximately 94% of Valhi's outstanding common stock. Between February 7, 2002 and March 1, 2002, the CMRT purchased 844,600 shares of TIMET common stock in open market transactions. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. In addition, Mr. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Mr. Simmons may be deemed to control each of Contran, Valhi, Tremont and TIMET.

     Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (i) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (ii) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. The Company continuously considers, reviews and evaluates, and understands that Contran, Tremont and related entities consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more such transactions in the future.

     Receivables from and payables to related parties are summarized in the table below.

                                                                                            December 31,
                                                                                --------------------------------------
                                                                                      2001                 2000
                                                                                -----------------    -----------------
                                                                                           (In thousands)
Receivables from related parties:
  Tremont                                                                       $       1,281        $       1,248
  VALTIMET                                                                              4,626                3,781
                                                                                -----------------    -----------------
                                                                                $       5,907        $       5,029
                                                                                =================    =================
Payables to related parties:
  Tremont                                                                       $       1,261        $       1,640
  NL Industries, Inc.                                                                     379                 -
  VALTIMET                                                                                925                  791
                                                                                -----------------    -----------------
                                                                                $       2,565        $       2,431
                                                                                =================    =================

     Under the terms of various intercorporate services agreements ("ISAs") entered into between the Company and various related parties, employees of one company will provide certain management, tax planning, financial and administrative services to the other company on a fee basis. Such charges are based upon estimates of the time devoted by the employees of the provider of the services to the affairs of the recipient, and the compensation of such persons. These ISA agreements are reviewed and approved by the applicable independent directors of the companies that are parties to the agreements.

     The Company has an ISA with Tremont whereby the Company provides certain management, financial and other services to Tremont for approximately $.4 million, $.3 million and $.2 million in 2001, 2000 and 1999, respectively. This agreement is expected to be renewed for 2002.

     The Company has an ISA with NL Industries, Inc. ("NL"), a majority-owned subsidiary of Valhi. Under the terms of the agreement, NL provides certain financial and other services to TIMET for approximately $.3 million in each of 2001, 2000 and 1999. This agreement is expected to be renewed for 2002.

     The Company extends market-rate loans to certain officers pursuant to a Board-approved program to facilitate the purchase of Company stock and its Convertible Preferred Securities and to pay applicable taxes on shares of restricted Company stock as such shares vest. The loans are generally payable in five annual installments beginning six years from date of loan and bear interest at a rate tied to the Company's borrowing rate, payable quarterly. At December 31, 2001, the outstanding balance of officer notes receivable was approximately $.2 million.

     EWI RE, Inc. ("EWI") arranges for and brokers certain of the Company's insurance policies. At December 31, 2001, parties related to Contran owned all of the outstanding common stock of EWI. On January 7, 2002, NL purchased EWI from its previous owners and EWI became a wholly owned subsidiary of NL. Through December 31, 2000, a son-in-law of Harold C. Simmons managed the operations of EWI. Subsequent to December 31, 2000, such son-in-law provides advisory services to EWI as requested by EWI. The Company generally does not compensate EWI directly for insurance, but understands that, consistent with insurance industry practices, EWI receives a commission from the insurance underwriters for the policies that it arranges or brokers. The Company's aggregate premiums for such policies were approximately $2.8 million, $2.4 million and $2.0 million in 2001, 2000 and 1999, respectively. The Company expects that these relationships with EWI will continue in 2002.


     TIMET supplies titanium strip product to VALTIMET under a long-term contract as the preferred supplier and previously supplied casting ingot to Wyman-Gordon Titanium Castings. Sales to VALTIMET were $22 million in 2001 and 2000. Sales to VALTIMET and Wyman-Gordon Titanium Castings were $19 million in 1999. Early in 2000, TIMET sold its interest in the castings joint venture at a pre-tax gain of $1.2 million.

     In connection with the construction and financing of TIMET's vacuum distillation process ("VDP") titanium sponge plant, Union Titanium Sponge Corporation ("UTSC") licensed certain technology to TIMET in exchange for the right to acquire up to 20% of TIMET's annual production capacity of VDP sponge at agreed-upon prices through early 1997 and higher formula-determined prices thereafter through 2008. The agreement also obligated UTSC to pay certain amounts in the event that UTSC purchases were below contractual volume minimums. In the fourth quarter of 2000, UTSC paid TIMET $2.0 million, which was included in other operating income, in connection with the termination of this agreement.

     Tremont owns 32% of Basic Management, Inc ("BMI"). Among other things, BMI provides utility services (primarily water distribution, maintenance of a common electrical facility and sewage disposal monitoring) to the Company and other manufacturers within an industrial complex located in Henderson, Nevada. Power transmission and sewer services are provided on a cost reimbursement basis, similar to a cooperative, while water delivery is currently provided at the same rates as are charged by BMI to an unrelated third party. Amounts paid by the Company to BMI for these utility services were $1.5 million in 2001, $1.6 million in 2000 and $1.0 million in 1999. The Company paid BMI a facilities usage fee of $1.3 million in each of 2001 and 2000 and $.8 million in 1999. The $1.3 million annual facilities usage fee continues through 2005. The facilities usage fee declines to $.5 million annually for 2006 through 2010, at which time the facilities usage fee expires.

Note 17 - Commitments and contingencies

     Long-term agreements. The Company has long-term agreements ("LTAs") with certain major aerospace customers, including, but not limited to, The Boeing Company ("Boeing"), Rolls-Royce plc ("Rolls-Royce"), United Technologies Corporation (Pratt & Whitney and related companies) ("UTC") and Wyman-Gordon Company ("Wyman-Gordon") (a unit of Precision Castparts Corporation ("PCC")). These agreements initially became effective in 1998 and 1999 and expire in 2007 through 2008, subject to certain conditions. The LTAs generally provide for (i) minimum market shares of the customers' titanium requirements or firm annual volume commitments and (ii) fixed or formula-determined prices generally for at least the first five years. Generally, the LTAs require the Company's service and product performance to meet specified criteria and contain a number of other terms and conditions customary in transactions of these types. In certain events of nonperformance by the Company, the LTAs may be terminated early. Additionally, if the parties are unable to reach agreement on pricing after the initial pricing period or in certain other circumstances, the LTAs may be terminated early. These agreements were designed to limit selling price volatility to the customer, while providing TIMET with a committed base of volume throughout the aerospace business cycles. They also, to varying degrees, effectively obligate TIMET to bear part of the risks of increases in raw material and other costs, but allow TIMET to benefit in part from decreases in such costs.

     In April 2001, the Company reached a settlement of the litigation between TIMET and Boeing related to the parties' LTA entered into in 1997. Pursuant to the settlement, the Company received a cash payment of $82 million. The Company's 2001 results reflect approximately $73 million (cash settlement less legal fees) as other operating income, with partially offsetting operating expenses of approximately $6.2 million for employee incentive compensation and other costs reported as a component of selling, general, administrative and development expense, resulting in a net pre-tax income effect of $66.8 million in 2001.

     In connection with the settlement, TIMET and Boeing also entered into an amended LTA that, among other things, allows Boeing to purchase up to 7.5 million pounds of titanium product annually from TIMET through 2007, subject to certain maximum quarterly volume levels. Under the amended LTA, Boeing advances TIMET $28.5 million annually for 2002 through 2007. The annual advance for contract year 2002 was made in December 2001, with subsequent advances occurring early each calendar year beginning in 2003. The LTA is structured as a take-or-pay agreement such that, beginning in calendar year 2002, Boeing will forfeit a proportionate part of the $28.5 million annual advance, or effectively $3.80 per pound, in the event that its annual orders for delivery for such calendar year are less than 7.5 million pounds. Under a separate agreement TIMET will establish and hold buffer stock for Boeing at TIMET's facilities, for which Boeing will pay TIMET as such stock is produced.

     The Company entered into an LTA in 1997 for the purchase of titanium sponge. The sponge LTA runs through 2007, with firm pricing through 2002, subject to certain possible adjustments and possible early termination in 2004. The Company is currently in the process of renegotiating certain components of this LTA with the supplier. Although the LTA provides for annual purchases by the Company of a minimum of 6,000 metric tons, the supplier has agreed to reduced purchases by TIMET since 1999. The Company is currently operating under an agreement in principle that provides for significantly reduced minimum purchases in 2002 and certain other modified terms. During 2001, the Company recorded a charge of $3.0 million relating to the sponge suppliers' agreement to renegotiate certain components of this LTA from time to time. As of December 31, 2001, $2.0 million of this amount remained accrued and unpaid. The Company has no other long-term supply agreements.

     Concentration of credit and other risks. Substantially all of the Company's sales and operating income (loss) are derived from operations based in the U.S., the U.K. and France. Over 70% of the Company's sales revenue is generated by sales to customers in the aerospace industry (including airframe and engine construction). As described previously, the Company has LTAs with certain major aerospace customers, including Boeing, Rolls-Royce, UTC and Wyman-Gordon. These agreements and others accounted for approximately 43% and 35% of sales revenue in 2001 and 2000, respectively. During 1999 and 2000, PCC acquired Wyman-Gordon and a forging company in the U.K. Sales to PCC and related entities approximated 11% of the Company's sales revenue in 2001. Sales to Rolls-Royce and other Rolls-Royce suppliers under the Rolls-Royce LTA (including sales to certain of the PCC related entities) represented approximately 15% of the Company's sales revenue in 2001. The Company's ten largest customers accounted for about one-half of sales revenue in 2001 and 2000 and about 30% of sales revenue in 1999. Such concentration of customers may impact the Company's overall exposure to credit and other risks, either positively or negatively, in that such customers may be similarly affected by economic or other conditions.

     Operating leases. The Company leases certain manufacturing and office facilities and various equipment. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced by other leases. Net rent expense was approximately $6.1 million in 2001, $6.6 million in 2000 and $5.9 million in 1999.

     At  December  31,  2001,  future  minimum  payments  under   noncancellable
operating leases having an initial or remaining term in excess of one year were as follows:

                                                                                        Amount
                                                                                  -------------------
                                                                                    (In thousands)
Years ending December 31,
  2002                                                                            $         4,253
  2003                                                                                      2,734
  2004                                                                                      1,345
  2005                                                                                        522
  2006                                                                                        445
  2007 and thereafter                                                                         348
                                                                                  -------------------

                                                                                  $         9,647
                                                                                  ===================

     Environmental matters.

     BMI Complex. In 1999, TIMET and certain other companies (the "Steering Committee Companies") that currently have or formerly had operations within a Henderson, Nevada industrial complex (the "BMI Complex") entered into a series of agreements with BMI and certain related companies pursuant to which, among other things, BMI assumed responsibility for the conduct of soils remediation activities on the properties described, including the responsibility to complete all outstanding requirements pertaining to such activities under existing consent agreements with the Nevada Division of Environmental Protection. The Company contributed $2.8 million to the cost of this remediation (which payment was charged against accrued liabilities). The Company also agreed to convey to BMI, at no additional cost, certain lands owned by the Company adjacent to its plant site (the "TIMET Pond Property") upon payment by BMI of the cost to design, purchase, and install the technology and equipment necessary to allow the Company to stop discharging liquid and solid effluents and co-products onto the TIMET Pond Property (BMI will pay 100% of the first $15.9 million cost for this project, and TIMET agreed to contribute 50% of the cost in excess of $15.9 million, up to a maximum payment by TIMET of $2 million). The Company, BMI and the other Steering Committee Companies are continuing investigation with respect to certain additional issues associated with the properties described above, including any possible groundwater issues at the BMI Complex and the TIMET Pond Property.

     The Company is continuing assessment work with respect to its own active plant site. During 2000, a preliminary study was completed of certain groundwater remediation issues at the Company's Henderson operations and other Company sites within the BMI Complex (which sites do not include the above discussed TIMET Pond Property). The Company accrued $3.3 million in 2000 based on the undiscounted cost estimates set forth in the study. These expenses are expected to be paid over a period of up to thirty years.

     Henderson facility. In February 2002, the Company fulfilled all of its remaining obligations under the 2000 Settlement Agreement of the U. S. Environmental Protection Agency's 1998 civil action against TIMET (United States of America v. Titanium Metals Corporation; Civil Action No. CV-S-98-682-HDM
(RLH), U. S. District Court, District of Nevada).

     At December 31, 2001, the Company had accrued an aggregate of approximately $4 million primarily for environmental matters, including those discussed above. The Company records liabilities related to environmental remediation obligations when estimated future expenditures are probable and reasonably estimable. Such accruals are adjusted as further information becomes available or circumstances change. Estimated future expenditures are not discounted to their present value. It is not possible to estimate the range of costs for certain sites. The imposition of more stringent standards or requirements under environmental laws or regulations, the results of future testing and analysis undertaken by the Company at its operating facilities, or a determination that the Company is potentially responsible for the release of hazardous substances at other sites, could result in expenditures in excess of amounts currently estimated to be required for such matters. No assurance can be given that actual costs will not exceed accrued amounts or that costs will not be incurred with respect to sites as to which no problem is currently known or where no estimate can presently be made. Further, there can be no assurance that additional environmental matters will not arise in the future.

     Legal proceedings. In September 2000, the Company was named in an action filed by the U.S. Equal Employment Opportunity Commission in Federal District Court in Las Vegas, Nevada (U.S. Equal Employment Opportunity Commission v. Titanium Metals Corporation, CV-S-00-1172DWH-RJJ). The complaint, as amended, alleges that several female employees at the Company's Henderson, Nevada plant were the subject of sexual harassment and retaliation. The Company intends to vigorously defend this action, but in any event does not presently anticipate that any adverse outcome in this case would be material to the Company's results of operations, consolidated financial position or liquidity.

     Other. In March 2001, the Company was notified by one of its customers that a product the customer manufactured from standard grade titanium produced by the Company contained what has been confirmed to be a tungsten inclusion. The Company believes that the source of this tungsten was contaminated silicon, which is used as an alloying addition to titanium at the melting stage, purchased from an outside vendor in 1998. The Company continues to investigate the scope of this problem, including identification of customers who received material manufactured using this silicon and the applications into which such material has been placed by such customers.

     At the present time, the Company is aware of six standard grade ingots that have been demonstrated to contain tungsten inclusions; however, further investigation may identify other material that has been similarly affected. Until this investigation is completed, the Company is unable to determine the ultimate liability it may incur with respect to this matter. The Company currently believes that it is unlikely that its insurance policies will provide coverage for any costs that may be associated with this matter. The Company is continuing to work with its affected customers to determine the appropriate remedial steps required to satisfy their claims. Based upon continuing assessments of possible losses completed by the Company, the Company recorded an aggregate charge to cost of sales for this matter of $3.3 million during 2001. This amount represents the Company's best estimate of the most likely amount of loss to be incurred. It does not represent the maximum possible loss, which is not possible for the Company to estimate at this time, and may be periodically revised in the future as more facts become known. As of December 31, 2001, $2.7 million remains accrued for potential future claims. The Company has filed suit seeking full recovery from the silicon supplier for any liability the Company might incur, although no assurances can be given that the Company will ultimately be able to recover all or any portion of such amounts. The Company has not recorded any recoveries related to this matter as of December 31, 2001.

     The Company is involved in various other environmental, contractual, product liability and other claims, disputes and litigation incidental to its business.

     The Company currently believes the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on the Company's business, results of operations, consolidated financial position or liquidity.

Note 18 - Quarterly results of operations (unaudited)

                                                                           For the quarter ended
                                                      ----------------------------------------------------------------
                                                        March 31          June 30         Sept. 30         Dec. 31
                                                      -------------    --------------   -------------    -------------
                                                                   (In millions, except per share data)
Year ended December 31, 2001:

  Net sales                                           $    124.0       $    120.0       $    126.4       $    116.5
  Gross margin                                               7.3             (3.5)            20.8             15.3
  Operating (loss) income                                   (1.8)            48.6             10.0              7.7
  Net (loss) income (1)                                     (3.6)            29.6              4.3            (72.0)

  (Loss) earnings per share (2):
     Basic                                            $     (.12)      $      .94       $      .14       $    (2.28)
     Diluted                                          $     (.12)      $      .86       $      .14       $    (2.28)

Year ended December 31, 2000:

  Net sales                                           $    104.7       $    108.8       $    106.8       $    106.5
  Gross margin                                              (3.3)             1.2              3.7              2.3
  Operating loss (1)                                       (18.4)            (9.5)            (7.7)            (6.2)
  Net loss                                                 (15.1)            (9.5)            (7.9)            (6.4)

  Basic and diluted loss per share (2):
     Before extraordinary item                        $     (.45)      $     (.30)      $     (.25)      $     (.20)
     Extraordinary item                                     (.03)            -                -                -
                                                      -------------    --------------   -------------    -------------
                                                      $     (.48)      $     (.30)      $     (.25)      $     (.20)
                                                      =============    ==============   =============    =============

--------------------------------------------------------------------------------
(1) The sum of quarterly amounts do not agree to the full year results due to rounding.
(2) The sum of quarterly amounts may not agree to the full year results due to rounding and the timing of potential conversion to common stock, which would have an antidilutive effect on the calculation.


     See also discussion of significant fourth quarter items in Notes 1, 4, 14 and 17.

Note 19 - Earnings per share

     In 2001, 2000 and 1999, the effect of the assumed conversion of the Convertible Preferred Securities was antidilutive. Had the Convertible Preferred Securities not been antidilutive, diluted losses would have been decreased by $13.9 million in 2001 and $8.7 million in each of 2000 and 1999, and diluted shares would have been increased by the 5.4 million shares in each of 2001, 2000 and 1999 issuable upon conversion. Dilutive stock options of 18,000 in 2001, 88,000 in 2000 and 22,000 in 1999 were excluded from the calculation of diluted earnings per share because their effect would have been antidilutive due to the losses in those years. Stock options and restricted stock omitted from the denominator because they were antidilutive approximated 1.9 million in 2001, 2.1 million in 2000 and 1.7 million in 1999.

                        REPORT OF INDEPENDENT ACCOUNTANTS
                         ON FINANCIAL STATEMENT SCHEDULE



To the Stockholders and Board of Directors of Titanium Metals Corporation:

     Our audits of the consolidated financial statements referred to in our report dated February 4, 2002, appearing in this 2001 Annual Report on Form 10-K also included an audit of the financial statement schedule listed in the Index on page F of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.




/s/ PricewaterhouseCoopers LLP



Denver, Colorado
February 4, 2002

                           TITANIUM METALS CORPORATION

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                 (In thousands)

                                                          Additions
                                                           charged
                                        Balance at      (credited) to                                        Balance
                                         beginning        costs and                                          at end
            Description                   of year         expenses          Deductions         Other         of year
------------------------------------    ------------    --------------     -------------     -----------    ----------
Year ended December 31, 2001:

  Allowance for doubtful
    accounts                            $   2,927       $        4         $     (170) (1)   $     (22)     $   2,739
                                        ============    ==============     =============     ===========    ==========
  Valuation allowance for
    deferred income taxes               $   1,918       $   35,504                           $     (45)     $  37,377
                                        ============    ==============     =============     ===========    ==========
  Allowance for excess and
    slow moving inventories             $  14,414       $    1,755         $   (2,762)       $     214      $  13,621
                                        ============    ==============     =============     ===========    ==========
  Reserve for business
    restructuring                       $   1,012       $     (227)        $     (587)       $    -         $     198
                                        ============    ==============     =============     ===========    ==========
Year ended December 31, 2000:

  Allowance for doubtful
    accounts                            $   3,330       $      185         $     (365) (1)   $    (223)     $   2,927
                                        ============    ==============     =============     ===========    ==========
  Valuation allowance for
    deferred income taxes               $   1,869       $       49         $     -           $    -         $   1,918
                                        ============    ==============     =============     ===========    ==========
  Allowance for excess and
    slow moving inventories             $  14,518       $    2,305         $   (1,635)       $    -         $  14,414
                                        ============    ==============     =============     ===========    ==========
  Reserve for business
    restructuring                       $   1,490       $    3,219         $   (3,697)       $    -         $   1,012
                                        ============    ==============     =============     ===========    ==========
Year ended December 31, 1999:

  Allowance for doubtful
    accounts                            $   1,932       $    1,628         $     (230) (1)   $    -         $   3,330
                                        ============    ==============     =============     ===========    ==========
  Valuation allowance for
    deferred  income taxes              $    -          $    1,869         $     -           $    -         $   1,869
                                        ============    ==============     =============     ===========    ==========
  Allowance for excess and
    slow moving inventories             $   6,520       $    5,077         $     (406)       $   3,327 (2)  $  14,518
                                        ============    ==============     =============     ===========    ==========
  Reserve for business
    restructuring                       $   6,727       $    4,506         $   (9,743)       $    -         $   1,490
                                        ============    ==============     =============     ===========    ==========

--------------------------------------------------------------------------------
(1)  Amounts written off, less recoveries.
(2)  Adjustment for slow moving inventory previously carried at zero value.



                                      S-2